Stock Option Agreement

THIS AGREEMENT made as of this 21st day of November, 2007 by and between Thomas C. Drees, an individual of Pasadena, CA (the “Optionor”) and LKB Partners, LLC, of Exton, PA (the “Optionee”).

WHEREAS:

(A) The Optionor is the legal and beneficial owner of 42 million common (est.) shares (the “Optionor’s Shares”) in the capital stock of Sanguine Corp (SGNC.OB) (the “Corporation”); and

(B) The Optionor wishes to grant to the Optionee and the Optionee wishes to accept from the Optionor, an option to purchase 10 million of the Optionor’s Shares (the “Optioned Shares”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Optionor hereby grants to the Optionee an option (the “Option”) to purchase the Optioned Shares at a purchase price (the “Purchase Price”) of $0.035 per share for an aggregate Purchase Price of $350,000, upon and subject to the following terms and conditions:

1. Option Exercise Period. The Option may be exercised by the Optionee in whole or in part at any time from the date hereof until the day preceding the earlier of (i) 5 years from the execution date of this Agreement, or (ii) the death of the Optionee (the earliest of which dates shall be the “Termination Date”) and shall terminate on the Termination Date unless exercised by the Optionee prior thereto; provided, however, these Options, to the extent not exercised prior thereto, shall be void on March 31, 2008, unless the Company shall have raised not less than the sum of $500,000 through the efforts of the Holder or its associates or affiliates or by persons introduced by the Holder or its associates or affiliates by March 31, 2008, at not less than $0.05 per share, with prorata adjustments for any recapitalizations, and with no proration of Options in the event all $500,000 is not raised.

2. Exercise of Option. The Optionee shall, for the purposes of exercising the Option, give to the Optionor notice in writing thereof (the “Notice”), accompanied by a certified check or bank draft payable to the Optionor in the amount of the Purchase Price.

3. Transfer of Optioned Shares. Upon compliance by the Optionee of all of the terms and conditions of this Agreement, and subject to compliance with applicable securities laws, rules and regulations, and upon receipt by the Optionor of (i) the Notice, and (ii) payment of the Purchase Price, the Optionor shall sell and transfer to the Optionee the Optioned Shares and as evidence thereof, the Optionor shall execute in favor of the Optionee a form of transfer and an endorsement on the share certificates representing the Optioned Shares, together with such other documents to evidence the sale and transfer as the Optionee reasonably requests. The Optionor shall also cause the Corporation’s directors to consent (if necessary) to the sale and transfer of the Optioned Shares to the Optionee.

4. Assignability of Option. The Option is personal to the Optionee. Accordingly, the Optionee may sell, assign or otherwise transfer the Option or any of its rights under this Agreement without the prior written consent of the Optionor.

5. Entire Agreement. This Agreement expresses the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, whether written or oral, between the parties respecting the subject matter hereof.

6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators and successors and permitted assigns.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

November 21, 2007	/s/Thomas C. Drees
Date	Thomas C. Drees

      LKB PARTNERS, LLC

/s/Frank Marra
Date	Frank Marra